UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [  ]

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[ ]	Soliciting Material Pursuant to §240.14a-12

TearLab Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TEARLAB CORPORATION

9980 Huennekens St., Suite 100

San Diego, California 92121

NOTICE OF Special MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 23, 2017

To the Stockholders of TearLab Corporation:

Notice is hereby given that a Special Meeting of the Stockholders (with any amendments, postponements or adjournments thereof, the “Special Meeting”) of TearLab Corporation, a Delaware corporation (“TearLab” or the “Company”) will be held on February 23, 2017 at 8:00 a.m., Central Time, for the following purposes:

1.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, to effect, at the discretion of the Board of Directors:

(i)	a reverse stock split of all of the outstanding shares of the Company’s common stock and those shares held by the Company in treasury stock, if any, in a ratio of one-for-two, one-for-five, or one-for ten, with the final ratio to be determined by the Board of Directors, in its sole discretion, and

(iii)	a reduction in the total number of authorized shares of common stock from 95,000,000 to either 47,500,000, 19,000,000 or 9,500,000, based on the final stock split ratio determined by the Board of Directors,

With the effectiveness or abandonment of such amendment to be determined by the Board of Directors as permitted under Section 242(c) of the Delaware General Corporation Law; and

2.	To transact such other business as may be properly brought before the Special Meeting or any adjournment thereof.

The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted solely via live webcast. To participate, vote, or submit questions during the Special Meeting via live webcast, please visit www.virtualshareholdermeeting.com/TLB2017. You will not be able to attend the Special Meeting in person.

Details regarding how to attend the Special Meeting online and the business to be conducted at the Special Meeting are more fully described in the accompanying proxy statement.

We have also elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe these rules allow us to provide you with the information you need while reducing our delivery costs and the environmental impact of the Special Meeting. Our Board of Directors has fixed the close of business on December 27, 2016, as the record date for the determination of stockholders entitled to notice of and to vote at our Special Meeting and at any adjournment or postponement thereof. Our proxy materials will be sent or given on January 9, 2017, to all stockholders as of the record date.

Whether or not you expect to attend our Special Meeting via live webcast, please complete, sign and date the Proxy you received in the mail and return it promptly. You may vote over the Internet, by telephone or, if you request to receive printed proxy materials, by mailing a proxy or voting instruction card. You may also vote your shares during the Special Meeting. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials or proxy card you received by mail.

All stockholders are cordially invited to attend the virtual meeting.

By Order of the Board of Directors,

San Diego, California
January 3, 2017	/s/ Elias Vamvakas
Elias Vamvakas
Executive Chairman of the Board

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

The date of this proxy statement is January 3, 2017 and it is being delivered to stockholders on or about January 9, 2017.

TEARLAB CORPORATION

9980 Huennekens St., Suite 100

San Diego, California 92121

PROXY STATEMENT
FOR the Special MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 23, 2017

The Board of Directors of TearLab Corporation is soliciting proxies for the Special Meeting of Stockholders to be held on February 23, 2017. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Our Board of Directors has set December 27, 2016 as the record date for the meeting. Stockholders who owned our common stock at the close of business on December 27, 2016 are entitled to vote at and attend the meeting, with each share entitled to one vote. On the record date, there were 53,601,990 shares of our common stock outstanding and no shares held by the Company in treasury stock. On the record date, the closing sale price of our common stock on The Nasdaq Capital Market was $0.52 per share.

General

The enclosed proxy is solicited on behalf of the Board of Directors of TearLab Corporation, a Delaware corporation (“TearLab” or the “Company”), for use at the Special Meeting of Stockholders to be held on February 23, 2017 (the “Special Meeting”). These proxy solicitation materials are first being sent or made available on or about January 9, 2017, to all stockholders entitled to vote at the Special Meeting.

Voting

The specific proposals to be considered and acted upon at the Special Meeting are to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) to effect, at the discretion of the Board of Directors, (i) a reverse stock split of all of the outstanding shares of the Company’s common stock and those shares held by the Company in treasury stock, in a ratio of one-for-two, one-for-five, or one-for ten, with the final split ratio to be determined by the Board of Directors, in its sole discretion, and (ii) a reduction in the total number of authorized shares of common stock from 95,000,000 to either 47,500,000, 19,000,000 or 9,500,000, based on the final split ratio selected by the Board of Directors, with the effectiveness or abandonment of such amendment to be determined by the Board of Directors as permitted under Section 242(c) of the Delaware General Corporation Law. On December 27, 2016, the record date for determination of stockholders entitled to notice of, and to vote at, the Special Meeting (the “Record Date”), there were 53,601,990 shares of our common stock outstanding, no shares held by the Company in treasury stock, and 2,764.3245 shares of our preferred stock outstanding.

Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the Record Date. The presence, in person or by proxy, of holders of a majority of our shares entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote of a majority of the shares outstanding and entitled to vote as of the Record Date is required to approve amendments to the Amended and Restated Certificate to effect the reverse stock split and reduce the number of authorized shares of common stock. As a result, abstentions, broker non-votes and the failure to submit a proxy or vote in person at the Special Meeting will have the same effect as a vote against the proposal.

All votes will be tabulated by the inspector of election appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Notice of Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have chosen to provide access to our proxy materials over the Internet. We are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and our beneficial owners. All stockholders will have the option to access the proxy materials on a website referred to in the Notice, or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials are included in the Notice. You may also request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Proxies

If the form of proxy card is properly signed and returned or if you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Special Meeting in accordance with the instructions specified thereon. If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. You may revoke or change your proxy at any time before the Special Meeting by filing with our Corporate Secretary at our principal executive offices at 9980 Huennekens St., Suite 100, San Diego, California 92121, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Special Meeting and voting in person.

Costs of Proxy Solicitation

We will pay the costs and expenses of soliciting proxies from stockholders. Certain of our officers, employees, and representatives may solicit proxies from the Company’s stockholders in person or by telephone, email, or other means of communication. Our directors, officers, employees, and representatives will not be additionally compensated for any such solicitation, but may be reimbursed for reasonable out-of-pocket expenses they incur. Arrangements will be made with brokerage houses, custodians, and other nominees for forwarding of proxy materials to beneficial owners of shares of our common stock held of record by such nominees and for reimbursement of reasonable expenses they incur.

Deadline for Receipt of Stockholder Proposals for 2017 Annual Meeting

Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, proposals of our stockholders that are intended to be presented by such stockholders at our 2017 annual meeting and that such stockholders desire to have included in our proxy materials relating to such meeting must be received by us at our offices at 9980 Huennekens St., Suite 100, San Diego, California 92121, Attn: Corporate Secretary, no later than January 6, 2017, which is 120 calendar days prior to the anniversary of the mailing date of the proxy materials relating to our 2016 annual meeting. Such proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

A stockholder who wishes to make a proposal at our 2017 Annual Meeting of Stockholders without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no later than March 24, 2017, unless the date of the 2017 annual meeting is more than 30 days before or after the one-year anniversary of the 2016 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2017 annual meeting may exercise discretionary voting power regarding any such proposal.

QUESTIONS AND ANSWERS

Although we encourage you to read the enclosed proxy statement in its entirety, we include this Question and Answer section to provide some background information and brief answers to several questions you might have about the Special Meeting.

Q:       Why am I receiving this proxy statement?

A:       This proxy statement describes the proposal on which we would like you, as a stockholder, to vote. It also gives you information on this issue so that you can make an informed decision.

Q:      What is the Notice of Internet Availability?

A:       In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Special Meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions included in the Notice for requesting such materials.

We mailed the Notice on or about January 9, 2017, to all stockholders entitled to vote at the Special Meeting. On the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Q:       What proposal am I being asked to consider at the upcoming Special Meeting of Stockholders?

A.       We are seeking approval of one proposal: the approval of an amendment to our Amended and Restated Certificate of Incorporation to effect (i) a reverse stock split of all of the outstanding shares of our common stock and those shares held by us in treasury stock, if any, in a ratio of one-for-two, one-for-five, or one-for ten, with the final split ratio to be determined by the Board of Directors, in its sole discretion, and (ii) a reduction in the total number of authorized shares of common stock from 95,000,000 to either 47,500,000, 19,000,000 or 9,500,000, based on the final split ratio selected by the Board of Directors, in its sole discretion, with the effectiveness or abandonment of such amendment to be determined by the Board of Directors as permitted under Section 242(c) of the Delaware General Corporation Law. Approval of the proposal would give the Board of Directors discretionary authority to implement the reverse stock split in one of the three proposed split ratios approved by stockholders. Completion of the reverse stock split is subject to receipt of all required regulatory approvals, including approval of the Toronto Stock Exchange (the “TSX”).

We will also transact any other business that properly comes before the meeting.

Q.       If the stockholders approve this proposal, when would the Company implement the reverse stock split?

A.       We currently expect that the reverse stock split will be implemented as soon as practicable after the receipt of the requisite stockholder approval. However, our Board of Directors will have the discretion to abandon the reverse stock split if it does not believe it to be in the best interests of TearLab and our stockholders.

Q.       Why is TearLab seeking to implement a reverse stock split?

A.       The reverse stock split is being proposed to increase the market price of our common stock to satisfy the $1.00 minimum closing bid price required to avoid the delisting of our common stock from The Nasdaq Capital Market. In addition, a higher stock price may, among other things, increase the attractiveness of our common stock to the investment community.

Q.       What are the consequences of being delisted from The Nasdaq Capital Market?

A.      If we do not effect the reverse stock split, it is likely that we will not be able to meet the $1.00 minimum closing bid price continued listing requirement of The Nasdaq Capital Market and, consequently, our common stock would be delisted from The Nasdaq Capital Market. If we are delisted from The Nasdaq Capital Market, we may seek to be traded on the OTC Bulletin Board or the “pink sheets,” which would require our market makers to request that our common stock be so listed. Although our common stock would continue to be listed and traded on the TSX, there are a number of consequences that could result from our delisting from The Nasdaq Capital Market, including, but not limited to, the following:

●	The liquidity and market price of our common stock may be negatively impacted and the spread between the “bid” and “asked” prices quoted by market makers may be increased.

●	Our access to capital may be reduced, causing us to have less flexibility in responding to our capital requirements.

●	Our institutional investors may be less interested or prohibited from investing in our common stock, which may cause the market price of our common stock to decline.

●	We will no longer be deemed a “covered security” under Section 18 of the Securities Act of 1933, as amended, and, as a result, we will lose our exemption from state securities regulations. This means that granting stock options and other equity incentives to our employees will be more difficult.

●	If our stock is traded as a “penny stock,” transactions in our stock would be more difficult and cumbersome.

Q.       What would be the principal effects of the reverse stock split?

A.       The reverse stock split will have the following effects:

●	the market price of our common stock immediately upon effect of the reverse stock split will increase substantially over the market price of our common stock immediately prior to the reverse stock split;

●	the number of outstanding shares of common stock will be reduced to either one-half, one-fifth, or one-tenth of the number of shares currently outstanding (except for the effect of eliminating fractional shares);the number of shares held by us in treasury stock, if any, will be reduced to either one-half, one-fifth, or one-tenth of the number of shares currently held in treasury stock, if any; and

●	the number of authorized shares of our common stock will be reduced to either one-half, one-fifth, or one-tenth of the number of shares currently authorized from 95,000,000 to either 47,500,000, 19,000,000 or 9,500,000 shares.

Q.       Are my pre-split stock certificates still good after the reverse stock split? Do I need to exchange them for new stock certificates?

A.       As of the effective date of the amendment to our Amended and Restated Certificate of Incorporation, each certificate representing pre-split shares of common stock will, until surrendered and exchanged, be deemed to represent only the relevant number of post-split shares of common stock and the right to receive the amount of cash for any fractional shares as a result and at the time of the reverse stock split. As soon as practicable after the effective date of the reverse stock split, our transfer agent, Computershare, will mail you a letter of transmittal. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares of the Company’s common stock either as stock certificates (including legends, if appropriate) or electronically in book-entry form, as determined by the Company.

Q.       What if I hold some or all of my shares electronically in book-entry form? Do I need to take any action to receive post-split shares?

A.       If you hold shares of our common stock in book-entry form (that is, you do not have stock certificates evidencing your ownership of our common stock but instead received a statement reflecting the number of shares registered in your account), you do not need to take any action to receive your post-split shares or, if applicable, your cash payment in lieu of any fractional share interest. If you are entitled to post-split shares, a transaction statement will be sent automatically to your address of record indicating the number of shares you hold. However, if you hold any shares in certificated form, you must still surrender and exchange your stock certificates for those shares and provide a properly completed and executed letter of transmittal.

Q.       What happens to any fractional shares resulting from the reverse stock split?

A.       If you would be entitled to receive fractional shares as a result of the reverse stock split because you hold a number of shares of common stock before the reverse stock split that is not evenly divisible (in other words, it would result in a fractional interest following the reverse stock split), you will be entitled, upon surrender of certificate(s) representing your shares, to a cash payment in lieu of the fractional shares without interest.

Q.       What happens to equity awards under the Company’s 2002 Stock Incentive Plan as a result of the reverse stock split?

A.       All shares of the Company’s common stock subject to the outstanding equity awards (including stock options, performance shares and stock appreciation rights) under the Company’s 2002 Stock Incentive Plan will be converted upon the effective date of the reverse stock split into either one-half, one-fifth, or one-tenth of the number of such shares immediately preceding the reverse stock split (subject to adjustment for fractional interests). In addition, the exercise price of outstanding equity awards (including stock options and stock appreciation rights) will be adjusted to either two, five, or ten times the exercise price specified before the reverse stock split. As a result, the approximate aggregate exercise price will remain the same following the reverse stock split. No fractional shares will be issued pursuant to the Company’s 2002 Stock Incentive Plan following the reverse stock split. Therefore, if the number of shares subject to the outstanding equity awards immediately before the reverse stock split is not evenly divisible (in other words, it would result in a fractional interest following the reverse stock split), the number of shares of common stock issuable pursuant to such equity awards (including upon exercise of stock options and stock appreciation rights) will be rounded up to the nearest whole number.

Q.       Who can vote at the Special Meeting?

A.       Our Board of Directors has set December 27, 2016 as the record date for the Special Meeting. All stockholders who owned TearLab common stock at the close of business on December 27, 2016 may attend and vote at the Special Meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on. Stockholders do not have the right to cumulate votes. On December 27, 2016, there were 53,601,990 shares of our common stock outstanding. Shares held as of the record date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

Q.       What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most stockholders of TearLab hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of record — If your shares are registered directly in your name with TearLab’s transfer agent, Computershare, you are considered the stockholder of record with respect to those shares and the Notice has been sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to TearLab or to vote in person at the Special Meeting.

Beneficial owners — If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you request a “legal proxy” from the broker, bank or other nominee who holds your shares, giving you the right to vote the shares at the Special Meeting.

Q:        Who counts the votes?

A:        Voting results are tabulated and certified by Broadridge Financial Solutions, Inc.

Q.       How can I vote my shares in person at the Special Meeting?

A.       Shares held directly in your name as the stockholder of record may be voted in person at the Special Meeting. If you wish to vote at the Special Meeting, please review the instructions regarding how to connect and participate live via the Internet webcast, including how to demonstrate proof of stock ownership at www.virtualshareholdermeeting.com/TLB2017. Even if you plan to attend the Special Meeting, TearLab recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Special Meeting. If you hold your shares in street name, you must request a legal proxy from your broker, bank or other nominee in order to vote in person at the Special Meeting.

Q:       How can I vote my shares without attending the Special Meeting?

A:       Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Special Meeting. If you are a stockholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other nominee; please refer to the voting instructions provided to you by your broker, bank or other nominee.

●	Internet —Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice until 11:59 p.m., Eastern Time, on February 22, 2017, or by following the instructions at www.proxyvote.com. Most of our stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, banks or other nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in Broadridge’s program.

●	Telephone — If you request a printed set of the proxy materials, you will be eligible to submit your vote by telephone.

●	Mail — If you request a printed set of the proxy materials, you may indicate your vote by completing, signing and dating the proxy card or voting instruction form where indicated and by returning it in the prepaid envelope that will be provided.

Q.       What happens if I do not cast a vote?

A.        Stockholders of record — If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Special Meeting. However, if you submit a signed proxy card with no further instructions, the shares represented by that proxy card will be voted as recommended by our Board of Directors.

Beneficial owners — If you hold your shares in street name and you do not cast your vote, your bank, broker or other nominee will have discretion to vote any uninstructed shares on the reverse stock split (Proposal One). We believe that Proposal One is considered a routine matter and, thus, we do not expect to receive any broker non-votes on this proposal.

Q.       How can I change or revoke my vote?

A.       Subject to any rules your broker, bank or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Special Meeting.

Stockholders of record — If you are a stockholder of record, you may change your vote by (1) filing with our Corporate Secretary, prior to your shares being voted at the Special Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Special Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or should be sent so as to be delivered to our principal executive offices, Attention: Corporate Secretary.

Beneficial owners — If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, bank or other nominee, or (2) attending the Special Meeting and voting in person if you have obtained a legal proxy giving you the right to vote the shares from the broker, bank or other nominee who holds your shares.

In addition, a stockholder of record or a beneficial owner who has voted via the Internet or by telephone may also change his, her or its vote by making a timely and valid later Internet or telephone vote no later than 11:59 p.m., Eastern Time, on February 22, 2017.

Q:       What is a proxy card?

A:       The proxy card enables you to appoint Joseph Jensen and Wes Brazell, with full power of substitution, who we refer to as the proxyholders, as your representatives at the Special Meeting. By completing and returning the proxy card, you are authorizing the proxyholders to vote your shares at the meeting, as you have instructed them on the proxy card. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or vote by proxy via the Internet or telephone in advance of the meeting just in case your plans change. You can vote in person at the meeting even if you have already sent in your proxy card.

If a proposal comes up for vote at the meeting that is not on the proxy card, the proxyholders will vote your shares, under your proxy, according to their best judgment.

Q.       What if I return my proxy card but do not provide voting instructions?

A.       Proxies that are signed and returned but do not contain instructions will be voted “FOR” the proposal in this proxy statement.

Q.       If I hold shares through a broker, how do I vote them?

A.       Your broker should have forwarded instructions to you regarding the manner in which you can direct your broker as to how you would like your shares to be voted. If you have not received these instructions or have questions about them, you should contact your broker directly.

Q.       What does it mean if I receive more than one proxy card?

A.       It means that you have multiple accounts with brokers and/or our transfer agent, Computershare. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address.

Q.       How may I obtain a separate Notice or a separate set of proxy materials?

A:       If you share an address with another stockholder, each stockholder may not receive a separate Notice or a separate copy of the proxy materials. Stockholders who do not receive a separate Notice or a separate copy of the proxy materials may request to receive a separate Notice or a separate copy of the proxy materials by contacting our Investor Relations department (i) by mail at 9980 Huennekens St., Suite 100, San Diego, California 92121, (ii) by calling us at , or (iii) by sending an email to .. Alternatively, stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials may request to receive a single copy by following the instructions above.

Q:       What is a “broker non-vote”?

A:       A broker non-vote occurs when a broker holding shares in street name does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. In order to effect the reverse stock split, Delaware law requires the approval of the holders of a majority of TearLab’s outstanding shares of common stock, and not merely the approval of a majority of the shares represented in person and by proxy at the Special Meeting. Therefore, a broker non-vote will count as a vote against the proposal.

Q.       How many votes must be present to hold the meeting?

A.       Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct the meeting, a majority of our outstanding shares of common stock as of December 27, 2016 must be present in person or by proxy at the meeting. This is referred to as a quorum.

Q.       How are different votes treated for purposes of establishing a quorum and determining whether the proposal has passed?

A.       Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the meeting with respect to the proposal. Abstentions will have the same effect as a vote against the proposal. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, and will have the same effect as a vote against the proposal.

Q.       Why is my vote important?

A.       Your vote is important because the proposal must receive the affirmative vote of a majority of shares outstanding in order to pass. Also, unless a majority of the shares outstanding as of the record date are voted or present at the meeting, we will not have a quorum, and we will be unable to transact any business at the Special Meeting. In that event, we would need to adjourn the meeting until such time as a quorum can be obtained.

Q:       Who is soliciting my vote?

A:       We will pay the costs and expenses of soliciting proxies from stockholders. Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of the election. Certain of our officers, employees, and representatives may solicit proxies from the Company’s stockholders in person or by telephone, email, or other means of communication. Our directors, officers, employees, and representatives will not be additionally compensated for any such solicitation, but may be reimbursed for reasonable out-of-pocket expenses they incur. Arrangements will be made with brokerage houses, custodians, and other nominees for forwarding of proxy materials to beneficial owners of shares of our common stock held of record by such nominees and for reimbursement of reasonable expenses they incur.

PROPOSAL ONE

approval of A proposed amendment to

THE amended and restated certificate of incorporation

to effect a reverse stock split and reducE the

total number of authorized shares of common stock

Overview

The Board of Directors of TearLab Corporation (“TearLab” or the “Company”) has unanimously adopted resolutions approving and recommending to the stockholders for their approval a proposed amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) that would, subject to approval from the Toronto Stock Exchange (the “TSX”) and at the discretion of the Board of Directors, effect:

●	a reverse stock split of all of the outstanding shares of the Company’s common stock and those shares held by the Company in treasury stock, whereby each two, five, or ten shares would be combined, converted and changed into one share of the Company’s common stock, and

●	a reduction in the total number of authorized shares of the Company’s common stock from 95,000,000 to either 47,500,000, 19,000,000 or 9,500,000.

Under the proposed amendments, and depending on the split ratio ultimately selected by the Board of Directors, each two, five, or ten shares of the Company’s common stock currently outstanding, reserved for issuance or held by the Company in treasury stock would be combined, converted and changed into one share of common stock. At the same time, the total number of authorized shares of the Company’s common stock would be reduced from 95,000,000 to either 47,500,000, 19,000,000 or 9,500,000, based on the split ratio selected by the Board of Directors. The par value per share of the Company’s common stock would remain unchanged at $0.001 per share after the reverse stock split. Please see the table below under the section heading “Principal Effects of the Reverse Stock Split” for an illustration of the effects of the proposed amendment to the Company’s Amended and Restated Certificate (which is referred to in this proxy statement as the “reverse stock split”).

The reverse stock split is subject to the approval of the TSX. As a condition to the approval of the reverse stock split and the listing of the shares following the effectiveness of the reverse stock split on the TSX, the TSX requires, among other things, confirmation that the Company would meet all applicable TSX listing requirements after the reverse stock split has been implemented. If the TSX does not consent to the reverse stock split, the Board of Directors may determine that it is in the best interests of the Company and its stockholders not to proceed with the reverse stock split.

The text of the proposed form of Certificate of Amendment to the Amended and Restated Certificate to effect the reverse stock split and reduce the total number of authorized shares of common stock is attached to this proxy statement as Appendix A-1. However, such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board of Directors deems necessary and advisable to effect the reverse stock split. The effectiveness or abandonment of such amendment will be determined by the Board of Directors.

The Board of Directors has recommended that the proposed amendment be presented to the Company’s stockholders for approval. Upon receiving TSX and stockholder approval of the proposed form of amendment, the Board of Directors will have the sole discretion, until the 2017 Annual Meeting, to elect, as it determines to be in the best interests of the Company and its stockholders, whether to effect the reverse stock split in one of the approved ratios, if at all. As described in greater detail below, the reverse stock split is proposed to be effected to increase the price of the Company’s common stock to, among other things, meet the $1.00 minimum closing bid price requirement for continued listing on The Nasdaq Capital Market. The reduction in the total number of shares of the Company’s authorized common stock is designed to maintain approximately the same proportion of the total number of authorized shares that are not issued or outstanding following the reverse stock split.

If the Board of Directors determines to effect the reverse stock split by causing the amendment to the Amended and Restated Certificate to be filed with the Secretary of State of the State of Delaware, the Amended and Restated Certificate would be amended accordingly. Approval of the reverse stock split will authorize the Board of Directors in its discretion to effectuate the reverse stock split in one of three ratios and the corresponding reduction in authorized common stock as described above, or not to effect the reverse stock split. As noted, the Board of Directors will have the discretion to abandon the reverse stock split if it no longer believes it to be in the best interests of the Company and its stockholders, including if the Board of Directors determines that the reverse stock split will not impact the Company’s ability to meet the continued listing requirements of The Nasdaq Capital Market or if such objective is no longer necessary or desirable, or for any other reason in the business judgment and discretion of the Board of Directors. The Company currently expects that the Board of Directors will cause the Company to effect the reverse stock split as soon as practicable after the receipt of the requisite stockholder approval.

If the Board of Directors elects to effect the reverse stock split following stockholder approval, the number of issued and outstanding shares of the Company’s common stock and those shares held by the Company in treasury stock would be reduced in accordance with the reverse stock split ratio. Except for adjustments that may result from the treatment of fractional shares, each stockholder will hold the same percentage of the outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. As described in greater detail below, as a result of the reverse stock split, stockholders who hold less than two, five, or ten shares of the Company’s common stock will no longer be stockholders of the Company on a post-split basis.

The Board of Directors, with input from senior management, regularly reviews and evaluates the Company’s business, strategic plans and prospects, including the performance of the Company’s common stock, with the goal of maximizing stockholder value. The Board of Directors has determined that the proposed reverse stock split is necessary for execution of TearLab’s standalone business plan, including the continued listing of TearLab’s common stock on The Nasdaq Capital Market. In addition, the Board of Directors believes the reverse stock split will provide a number of other benefits to the Company and its stockholders, including enhancing the desirability and marketability of the Company’s common stock to the financial community and the investing public.

The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Reasons for the Reverse Stock Split

Nasdaq Listing. The Company’s common stock is currently listed on The Nasdaq Capital Market under the symbol “TEAR.” Among other requirements, the listing maintenance standards established by The Nasdaq Stock Market LLC (“Nasdaq”) require the Company’s common stock to have a minimum closing bid price of at least $1.00 per share. Pursuant to the Nasdaq Marketplace Rules, if the closing bid price of the Company’s common stock is not equal to or greater than $1.00 for thirty consecutive business days, Nasdaq will send a deficiency notice to the Company. Thereafter, if the Company’s common stock does not close at a minimum bid price of $1.00 or more for ten consecutive trading days within 180 calendar days of the deficiency notice, Nasdaq may determine to delist the Company’s common stock.

On March 16, 2016, we received a notice of deficiency from Nasdaq indicating that our common stock failed to maintain a minimum closing bid price of $1.00 for thirty (30) consecutive business days, and provided us with a 180-day grace period in which to comply with the minimum bid price rules. Through the date of filing of this proxy statement, our common stock has not satisfied the minimum closing bid requirement since February 12, 2016. As a result, on September 16, 2016, we received a notice from Nasdaq indicating that due to the Company’s continued non-compliance with the minimum bid price, the Listing Qualifications Staff of Nasdaq had determined to delist our common stock, pending the outcome of a hearing before the Nasdaq Hearings Panel. At the hearing on November 10, 2016, the panel accepted our proposal to regain compliance and has given us until March 15, 2017 to effect a reverse stock split and regain compliance with the minimum closing bid requirement, otherwise Nasdaq may delist our stock. Consequently, the Board of Directors has determined that, absent approval by the Company’s stockholders of the reverse stock split, the Company will likely be unable to meet the $1.00 minimum closing bid price requirement for continued listing on The Nasdaq Capital Market.

If the stockholders do not approve the reverse stock split proposal and the closing price of the Company’s common stock does not otherwise meet the $1.00 minimum closing bid price requirement, the Board of Directors expects that the Company’s common stock will be delisted from The Nasdaq Capital Market. In the event the Company’s common stock is no longer eligible for continued listing on The Nasdaq Capital Market, the Company would seek to be traded on the OTC Bulletin Board or in the “pink sheets.” These alternative markets are generally considered to be less efficient than, and not as broad as, The Nasdaq Capital Market, and therefore less desirable. While the Company’s common stock would continue to be listed on the TSX, the Board of Directors believes delisting of the Company’s common stock from The Nasdaq Capital Market would likely have a negative impact on the liquidity and market price of the Company’s common stock and may increase the spread between the “bid” and “asked” prices quoted by market makers. The Board of Directors has considered the potential harm to the Company of a delisting from The Nasdaq Capital Market and believes that delisting could, among other things, adversely affect (i) the trading price of the Company’s common stock and (ii) the liquidity and marketability of shares of the Company’s common stock, reducing the ability of holders of the Company’s common stock to purchase or sell shares of the Company’s common stock as quickly and as inexpensively as they have done historically. Delisting could also adversely affect the Company’s relationships with vendors and customers who may perceive the Company’s business less favorably, which would have a detrimental effect on the Company’s relationships with these entities.

Furthermore, if the Company’s common stock was no longer listed on The Nasdaq Capital Market, it may reduce the Company’s access to capital and cause the Company to have less flexibility in responding to the Company’s capital requirements. Certain institutional investors may also be less interested or prohibited from investing in the Company’s common stock, which may cause the market price of the Company’s common stock to decline.

In addition, the Company would no longer be deemed a “covered security” under Section 18 of the Securities Act of 1933, as amended, and therefore would lose its exemption from state securities regulations. As a result, the Company would need to comply with various state securities laws with respect to issuances of its securities, including equity award grants to employees. As a public company, TearLab, however, would not have the benefit of certain exemptions applicable to privately held entities, which would make granting equity awards to the Company’s employees more difficult.

Potential Increased Investor Interest. The Board of Directors believes that the reverse stock split will provide a number of benefits to the Company and its existing stockholders, which may lead to an increase in investor interest, including:

(a)	Reduced Short-Term Risk of Illiquidity. The Board of Directors understands that a higher stock price may increase investor confidence by reducing the short-term risk of illiquidity and lack of marketability of the Company’s common stock that may result from the delisting of the Company’s common stock from The Nasdaq Capital Market.

(b)	Decreasing Transaction Costs. Investors may also be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such low-priced stocks.

(c)	Stock Price Requirements. The Board of Directors understands that some brokerage houses and institutional investors may have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. In addition, analysts at brokerage firms may not monitor the trading activity or otherwise provide coverage of lower priced stocks.

Other Potential Benefits. The Board of Directors believes that a higher stock price would help TearLab attract and retain employees and other service providers. It is the view of the Board of Directors that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. Accordingly, if the reverse stock split successfully increases the per share price of the Company’s common stock, the Board of Directors believes this increase will enhance the Company’s ability to attract and retain employees and service providers.

Reasons for the REDUCTION IN THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

As a matter of Delaware law, implementation of the reverse stock split does not require a change in the total number of shares of the Company’s common stock authorized under the Amended and Restated Certificate. However, the proposed reduction in the total number of authorized shares of the Company’s common stock is designed to maintain approximately the same proportion of the total number of authorized shares that are not issued or outstanding following the reverse stock split. The proposed reduction from 95,000,000 to either 47,500,000, 19,000,000 or 9,500,000 authorized shares of the Company’s common stock is intended to conform to the requirements of certain entities that make recommendations to stockholders regarding proposals submitted by the Company and to ensure that the Company does not have what some stockholders might view as an unreasonably high number of authorized but unissued shares of common stock. In addition, the Board of Directors believes that the reduction in the number of authorized shares of the Company’s common stock may also reduce certain of the Company’s costs, such as annual franchise taxes paid to the State of Delaware.

The Reverse Stock Split May Not Result in an Increase in the Per Share Price of THE COMPANY’S common stock; There ArE Other Risks Associated With the Reverse Stock Split

The Board of Directors expects that a reverse stock split of the outstanding common stock will increase the market price of the Company’s common stock. However, the Company cannot be certain whether the reverse stock split would lead to a sustained increase in the trading price or the trading market for the Company’s common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share of the Company’s common stock after the reverse stock split will rise in proportion to the reduction in the number of pre-split shares of common stock outstanding before the reverse stock split;

●	the reverse stock split will result in a per share price that will attract brokers and investors, including institutional investors, who do not trade in lower priced stocks;

●	the reverse stock split will result in a per share price that will increase the Company’s ability to attract and retain employees and other service providers;

●	the market price per post-split share will remain in excess of the $1.00 minimum closing bid price as required by the Nasdaq Marketplace Rules or that the Company would otherwise meet the requirements of Nasdaq for continued inclusion for trading on The Nasdaq Capital Market; and

●	the reverse stock split will increase the trading market for the Company’s common stock, particularly if the stock price does not increase as a result of the reduction in the number of shares of common stock available in the public market.

The market price of the Company’s common stock will also be based on the Company’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of the Company’s common stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of the Company’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split and this could have an adverse effect on the price of the Company’s common stock. If the market price of the Company’s shares of common stock declines subsequent to the effectiveness of the reverse stock split, this will detrimentally impact the Company’s market capitalization and the market value of the Company’s public float.

Effective Date

Assuming the Board of Directors exercises its discretion to effect the reverse stock split in one of the approved ratios, the reverse stock split and the corresponding reduction in the total number of authorized shares of the Company’s common stock will become effective as of the date and time (the “Effective Date”) that the certificate of amendment to the Amended and Restated Certificate to effect the foregoing is filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law (the “DGCL”), without any further action on the part of the Company’s stockholders and without regard to the date that any stockholder physically surrenders the stockholder’s certificates representing pre-split shares of common stock for certificates representing post-split shares. The Board of Directors, in its discretion, may determine which of the three stock split ratios and corresponding reduction in the number of authorized shares of common stock to effect, or otherwise delay or decide against effecting the reverse stock split and the filing of the certificate of amendment to the Amended and Restated Certificate to effect the reverse stock split and reduce the total number of authorized shares of the Company’s common stock without resoliciting stockholder approval. It is currently anticipated that if stockholder approval is obtained for the reverse stock split and reduction in the total number of authorized shares of the Company’s common stock described in this proposal, the Board of Directors would cause the Company to effect the foregoing as soon as practicable after obtaining such stockholder approval.

Principal Effects of the Reverse Stock Split

After the Effective Date, each stockholder will own a reduced number of shares of the Company’s common stock. However, the Company expects that the market price of the Company’s common stock immediately after the reverse stock split will increase substantially above the market price of the Company’s common stock immediately prior to the reverse stock split. The proposed reverse stock split will be effected simultaneously for all of the Company’s common stock and shares held in treasury stock, and the ratio for the reverse stock split will be the same for all of the Company’s common stock and shares held in treasury stock. The reverse stock split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company (except to the extent that the reverse stock split would result in any of the stockholders owning a fractional share as described below). Likewise, the reverse stock split will affect all holders of outstanding warrants to purchase Company common stock or outstanding equity awards under the Company’s 2002 Stock Incentive Plan (including stock options, performance shares and stock appreciation rights) substantially the same (except to the extent that the reverse stock split would result in a fractional interest as described below). Proportionate voting rights and other rights and preferences of the holders of common stock will not be affected by the proposed reverse stock split (except to the extent that the reverse stock split would result in any stockholders owning a fractional share as described below). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split (except to the extent that the reverse stock split would result in any stockholders owning only a fractional share as described below).

On the Effective Date, the total number of authorized shares of the Company’s common stock will be reduced from 95,000,000 to either 47,500,000, 19,000,000 or 9,500,000, based on which, if any, of the approved stock split ratios is ultimately selected by the Board of Directors. The par value per share of the Company’s common stock would remain unchanged at $0.001 per share after the reverse stock split. The number of shares of the Company’s common stock issued or reserved for issuance under the Company’s 2002 Stock Incentive Plan and available for purchase under the Company’s 2014 Employee Stock Purchase Plan will be proportionately reduced based on the stock split ratio and corresponding reduction in the total number of authorized shares ultimately determined by the Board of Directors. The Company will continue to have 10,000,000 million shares of authorized preferred stock, 3,291.8250 shares of which have been designated Series A Convertible Preferred Stock, 2,764.3245 shares of which are issued and outstanding. The proposed reverse stock split will reduce the number of shares of common stock available for issuance under the Company’s 2002 Stock Incentive Plan. All shares of the Company’s common stock subject to outstanding equity awards (including stock options, performance shares and stock appreciation rights) under the Company’s 2002 Stock Incentive Plan and the number of shares of common stock which have been authorized for issuance under the Company’s 2002 Stock Incentive Plan but as to which no equity awards have yet been granted or which have been returned to the Company’s 2002 Stock Incentive Plan upon cancellation or expiration of such equity awards will be converted on the Effective Date into either one-half, one-fifth, or one-tenth of the number of such shares immediately preceding the reverse stock split (subject to adjustment for fractional interests). In addition, the exercise price of outstanding stock options and stock appreciation rights will be adjusted to either two-, five-, or ten-times the exercise price specified before the reverse stock split. This will result in approximately the same aggregate price being required to be paid as immediately preceding the reverse stock split. No fractional shares with respect to the shares subject to the outstanding equity awards (including stock options, performance shares and stock appreciation rights) under the Company’s 2002 Stock Incentive Plan will be issued following the reverse stock split. Therefore, if the number of shares subject to any outstanding equity award under the Company’s 2002 Stock Incentive Plan immediately before the reverse stock split is not evenly divisible (in other words, it would result in a fractional interest following the reverse stock split), the number of shares of common stock subject to such equity award (including upon exercise of stock options and stock appreciation rights) will be rounded up to the nearest whole number. For additional information on the treatment of any fractional interest that may arise as a result of the reverse stock split relating to equity awards under the Company’s 2002 Stock Incentive Plan, please see the section below under the heading “Effect of the Reverse Stock Split on Equity Awards.”

The proposed reverse stock split will similarly reduce the number of shares of common stock available for issuance upon exercise of outstanding warrants to purchase shares of common stock. Outstanding warrants to purchase shares of the Company’s common stock that have not been exercised prior to the Effective Date will be converted into a warrant to purchase either one-half, one-fifth, or one-tenth of the number of shares of common stock immediately preceding the reverse stock split (subject to adjustment for fractional interests). In addition, the exercise price of the outstanding warrants will be adjusted to either two-, five-, or ten-times the exercise price specified before the reverse stock split. This will result in approximately the same aggregate price being required to be paid upon exercise of the warrants as immediately prior to the reverse stock split. No fractional shares with respect to the shares underlying the outstanding warrants will be issued following the reverse stock split, and upon exercise any fractional shares will be treated in accordance with the terms of the warrant.

The effects of the proposed amendment to the Amended and Restated Certificate and each of the proposed stock split ratios are illustrated in the below table as of December 27, 2016, including (A) the approximate percentage reduction in the outstanding number of shares of common stock, (B) the approximate number of shares of common stock that would be (i) authorized, (ii) issued and outstanding, (iii) issued but held by the Company in treasury stock, (iv) available for purchase under the Company’s 2014 Employee Stock Purchase Plan, (v) issuable upon exercise of outstanding warrants to purchase common stock, (vi) authorized but reserved for issuance upon exercise of outstanding equity awards pursuant to the Company’s 2002 Stock Incentive Plan, (vii) authorized but reserved for issuance under the Company’s 2002 Stock Incentive Plan (but not subject to outstanding equity awards), (viii) authorized but reserved for issuance upon conversion of Series A preferred stock and (ix) authorized but not issued or outstanding, or reserved for issuance, and (C) the approximate percentage of authorized shares not issued or outstanding, or reserved for issuance:

	Pre-Reverse Stock Split	Post-Reverse Stock Split (Amendment (see Appendix A))
Reverse Stock Split Ratio	—	1:2	1:5	1:10
Percentage Reduction of Shares Outstanding Post-Reverse Stock Split	—	50.0%	80.0%	90.0%
Authorized Shares of Common Stock	95,000,000	47,500,000	19,000,000	9,500,000
Shares Outstanding	53,601,990	26,800,955	10,720,398	5,360,199
Issued But Not Outstanding (Held by the Company in Treasury Stock)	—	—	—	—
Shares Available for Purchase Under the 2014 Employee Stock Purchase Plan	428,335	214,168	85,667	42,834
Shares Issuable Upon Exercise of Outstanding Warrants	12,200,000	6,100,000	2,440,000	1,220,000
Reserved for Issuance Upon Exercise of Outstanding Equity Awards Under the 2002 Stock Incentive Plan	6,379,392	3,189,696	1,275,879	637,940
Reserved for Issuance Under the 2002 Stock Incentive Plan (but not Subject to Outstanding Equity Awards)	204,891	102,445	40,978	20,489
Reserved for Issuance Upon Conversion of the Series A Preferred Stock	3,685,766	1,842,883	737,153	368,576
Authorized but not Issued, Outstanding, or Reserved for Issuance	18,499,626	9,429,813	3,699,925	1,849,962
Percentage of Authorized Shares not Issued, Outstanding, or Reserved for Issuance	19.5%	19.5%	19.5%	19.5%

As illustrated in the above table, the proposed reductions in the total number of shares of the Company’s authorized common stock for the each of the proposed split ratios are designed to maintain approximately the same proportion of the total number of authorized shares that are not issued or outstanding, or reserved for issuance under the Company’s 2002 Stock Incentive Plan, following the reverse stock split. However, the rounding up to the nearest whole number of fractional interests that would otherwise result from those equity awards that are not evenly divisible immediately prior to the reverse stock split will increase the proportion of shares reserved for issuance under the Company’s 2002 Stock Incentive Plan to the number of authorized shares of common stock following the reverse stock split.

If the proposed reverse stock split is implemented, it may increase the number of stockholders of the Company who own “odd lots” of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of common stock.

The Company’s common stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the Company’s common stock under the Exchange Act. If the proposed reverse stock split is implemented, the Company’s common stock will continue to be reported on The Nasdaq Capital Market under the symbol “TEAR” (although Nasdaq will add the letter “D” to the end of the trading symbol for a period of twenty (20) trading days to indicate that the reverse stock split has occurred). After the end of this period, the Company’s ticker symbol will revert to “TEAR.”

The proposed amendment to the Company’s Amended and Restated Certificate will not change the terms of the Company’s common stock. After the reverse stock split, the shares of the Company’s common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. Each stockholder’s percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares (which is discussed in more detail below). The Company’s common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. Following the reverse stock split, the Company will continue to be subject to the periodic reporting requirements of the Exchange Act.

Treatment of Fractional Shares

No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse stock split. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the Company’s common stock as reported on The Nasdaq Capital Market, as of the Effective Date. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the Effective Date and the date payment is made for their fractional shares. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment as described herein. This cash payment merely represents a mechanical rounding off of the fractions in the exchange. For a discussion of the treatment of any fractional interest that may arise as a result of the reverse stock split relating to equity awards under the Company’s 2002 Stock Incentive Plan, please see the section below under the heading “Effect of the Reverse Stock Split on Equity Awards.”

As a result of the reverse stock split, stockholders who hold a number of shares that is less than the split factor selected by the Board of Directors (so, less than two, five, or ten shares, respectively) shares of the Company’s common stock will no longer be stockholders of TearLab on a post-split basis. In other words, if the Board of Directors determines to effect a one-for-ten reverse stock split any holder of nine or fewer shares of the Company’s common stock prior to the effectiveness of the reverse stock split would only be entitled to receive cash for the fractional share of common stock such stockholder would hold on a post-split basis. The actual number of stockholders that will be eliminated will be dependent upon the actual number of stockholders holding less than either two, five, or ten shares of the Company’s common stock on the Effective Date. Reducing the number of post-split stockholders, however, is not the purpose of this proposal or the reverse stock split.

If you do not hold sufficient shares of pre-split common stock to receive at least one post-split share of common stock and you want to hold common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

●	purchase a sufficient number of shares of the Company’s common stock so that you would hold at least ten shares of common stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one share of common stock on a post-split basis and assuming the maximum split ratio is selected by the Board of Directors; or

●	if applicable, consolidate your accounts so that you hold at least ten shares of the Company’s common stock in one account prior to the reverse stock split that would entitle you to at least one share of common stock on a post-split basis and assuming the maximum split ratio is selected by the Board of Directors. The Company’s common stock held in registered form (that is, shares held by you in your own name on the Company’s share register maintained by its transfer agent) and common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect of the Reverse Stock Split on EQUITY AWARDS

On the Effective Date, the proposed reverse stock split will reduce the number of shares of common stock available for issuance under the Company’s 2002 Stock Incentive Plan. All shares of the Company’s common stock subject to outstanding equity awards (including stock options, performance shares and stock appreciation rights) under the Company’s 2002 Stock Incentive Plan and the number of shares of common stock which have been authorized for issuance under the Company’s 2002 Stock Incentive Plan but as to which no equity awards have yet been granted or which have been returned to the Company’s 2002 Stock Incentive Plan upon cancellation or expiration of such equity awards will be converted on the Effective Date into either one-half, one-fifth, or one-tenth of the number of such shares immediately preceding the reverse stock split (subject to adjustment for fractional interests). In addition, the exercise price of outstanding equity awards will be adjusted to either two-, five-, or ten-times the exercise price specified before the reverse stock split. This will result in approximately the same aggregate price being required to be paid as immediately preceding the reverse stock split. No fractional shares with respect to the shares subject to the outstanding equity awards (including stock options, performance shares and stock appreciation rights) under the Company’s 2002 Stock Incentive Plan will be issued following the reverse stock split. Therefore, if the number of shares subject to any outstanding equity award under the Company’s 2002 Stock Incentive Plan immediately before the reverse stock split is not evenly divisible (in other words, it would result in a fractional interest following the reverse stock split), the number of shares of common stock subject to such equity award (including upon exercise of stock options and stock appreciation rights) will be rounded up to the nearest whole number. This will result in an increase to the proportion of shares reserved for issuance under the Company’s 2002 Stock Incentive Plan to the number of authorized shares of common stock following the reverse stock split.

AUTHORIZED SHARES

On the Effective Date, the total number of authorized shares of the Company’s common stock will be reduced from 95,000,000 to either 47,500,000, 19,000,000, or 9,500,000, based on the split ratio ultimately selected by the Board of Directors. The par value per share of the Company’s common stock would remain unchanged at $0.001 per share after the reverse stock split. Please see the table above under the heading “Principal Effects of the Reverse Stock Split” for more information regarding the effects on the Company’s common stock of the proposed amendment to the Company’s Amended and Restated Certificate.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by the Company’s stockholders at the Special Meeting, the actual reverse stock split will be effected, if at all, only upon a subsequent determination by the Board of Directors that the reverse stock split in one of the three split ratios approved by the stockholders is in the best interests of the Company and its stockholders at the time. Such determination will be based upon certain factors, including existing and expected marketability and liquidity of the Company’s common stock, prevailing market conditions, the likely effect on the market price of the Company’s common stock and the ability and desirability of the Company to satisfy the continued listing requirements for The Nasdaq Capital Market and such other considerations as the Board of Directors, in its discretion, determines. Notwithstanding approval of the reverse stock split by the stockholders, the Board of Directors may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split, as permitted under Section 242(c) of the DGCL. If the Board of Directors fails to implement the reverse stock split prior to the annual meeting of stockholders in 2017, stockholder approval again would be required prior to implementing the reverse stock split.

Exchange of Stock Certificates

As soon as practicable after the Effective Date, stockholders will be notified that the reverse stock split has been effected. The Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. If any of your shares are held in certificated form (that is, you do not hold all of your shares electronically in book-entry form), you will receive a letter of transmittal from the Company’s exchange agent as soon as practicable after the Effective Date, which will contain instructions on how to obtain post-split shares. You must complete, execute and submit to the exchange agent the letter of transmittal in accordance with its instructions and surrender your stock certificate(s) formerly representing shares of stock prior to the reverse stock split (or an affidavit of lost stock certificate containing an indemnification of the Company for claims related to such lost stock certificate). Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares of the Company’s common stock either as stock certificates (including legends, if appropriate) or electronically in book-entry form, as determined by the Company. This means that, instead of receiving a new stock certificate, you may receive a direct registration statement that indicates the number of post-split shares you own in book-entry form. At any time after receipt of your direct registration statement, you may request a stock certificate representing your post-split ownership interest. If you are entitled to payment in lieu of any fractional share interest, payment will be made as described above under “Treatment of Fractional Shares.” No direct registration statements, new stock certificates or payments in lieu of fractional shares will be issued to a stockholder until such stockholder has properly completed and executed a letter of transmittal and surrendered such stockholder’s outstanding certificate(s) to the exchange agent. If you hold any or all of your shares electronically in book-entry form, please see the section below under the heading “Effect on Registered Book-Entry Holders.”

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

In connection with the reverse stock split, the Company’s common stock will change its current CUSIP number. This new CUSIP number will appear on any new stock certificates issued representing shares of the Company’s post-split common stock.

Effect on Beneficial Owners

Stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the reverse stock split than those that would be put in place by the Company for registered stockholders that hold such shares directly, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your bank, broker or nominee.

Effect on Registered Book-Entry Holders

The Company’s registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of the Company’s common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

●	If you hold shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

●	If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the Company’s transfer agent completes the aggregation and sale described above in “Treatment of Fractional Shares.” By signing and cashing this check, you will warrant that you owned the shares for which you receive a cash payment.

Accounting Consequences

The par value per share of the Company’s common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the Effective Date, the stated capital on the Company’s balance sheet attributable to the Company’s common stock will be reduced proportionally from its present amount, and the additional paid in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of common stock outstanding or held by the Company in treasury stock. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

The Company’s stockholders are not entitled to appraisal rights under Delaware law with respect to the proposed amendment to the Amended and Restated Certificate to effect the reverse stock split, and the Company will not independently provide the stockholders with any such right.

Material U.S. Federal Income Tax Consequence of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the reverse stock split. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the reverse stock split. This discussion does not address the tax consequences to stockholders who are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, partnerships, nonresident alien individuals, broker-dealers and tax-exempt entities. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

●	An individual who is a citizen or resident of the United States;

●	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Other than the cash payments for fractional shares of common stock discussed above, no gain or loss should be recognized by a stockholder upon the exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares will be the same as the aggregate tax basis of the pre-reverse stock split shares exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A stockholder’s holding period in the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares exchanged in the reverse stock split.

In general, the receipt of cash by a U.S. holder instead of a fractional share will result in a taxable gain or loss to such holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. holder will be determined based upon the difference between the amount of cash received by such holder and the portion of the basis of the pre-reverse stock split shares allocable to such fractional interest. The gain or loss recognized will constitute capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the Effective Date.

A U.S. holder may be subject to information reporting with respect to any cash received in exchange for a fractional share interest in a new share in the reverse stock split. U.S. holders who are subject to information reporting and who do not provide a correct taxpayer identification number and other required information (e.g., by submitting a properly completed IRS Form W-9 or applicable IRS Form W-8) may also be subject to backup withholding, at the then applicable rate. Any amount withheld under such rules is not an additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

APPROVAL REQUIRED

The affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding as of the record date is required to approve the proposed amendment to the Company’s Amended and Restated Certificate to effect, at the discretion of the Board of Directors, (i) a reverse stock split of all of the outstanding shares of the Company’s common stock and those shares held by the Company in treasury stock, if any in a ratio of one-for-two, one-for-five, or one-for ten, with the final split ratio to be determined by the Board of Directors, in its sole discretion , and (ii) a reduction in the total number of authorized shares of common stock from 95,000,000 to either 47,500,000, 19,000,000 or 9,500,000, based on the final split ratio selected by the Board of Directors. Abstentions and “broker non-votes” will not be counted as having been voted on the proposal and, therefore, will have the same effect as negative votes.

recommendation of the board of directors

The Board of Directors recommends that the stockholders vote “FOR” the proposed amendment to the Company’s Amended and Restated Certificate to effect, at the discretion of the Board of Directors, (i) a reverse stock split of all of the outstanding shares of the Company’s common stock and those shares held by the Company in treasury stock, if any, in a ratio of one-for-two, one-for-five, or one-for ten, with the final split ratio to be determined by the Board of Directors, in its sole discretion , and (ii) a reduction in the total number of authorized shares of common stock from 95,000,000 to either 47,500,000, 19,000,000 or 9,500,000, based on the final split ratio selected by the Board of Directors.

ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of December 27, 2016 (unless otherwise indicated), by:

●	each person known by the Company to be a beneficial owner of five percent (5%) or more of the Company’s common stock;

●	each of the Company’s directors;

●	each of the Company’s named executive officers; and

●	all of the Company’s current directors and executive officers as a group

Percentage of beneficial ownership is calculated based on 53,601,990 shares of common stock outstanding as of December 27, 2016. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of Company common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of December 27, 2016. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the address for each person set forth on the table below is c/o TearLab Corporation, 9980 Huennekens St., Suite 100, San Diego, California 92121.

Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Other 5% stockholders:
AWM Investment Company, Inc. (1)	7,277, 250	13.6%
Matthew P. Arens (2)	3,969,036	7.4%
First Light Asset Management, LLC(2)	3,761,436	7.0%

Executive Officers and Directors:
Elias Vamvakas(3)	3,049,606	5.7%
Wes Brazell (4)	133,332	*
Paul Karpecki (5)	150,769	*
Richard Lindstrom(6)	361,980	*
Adrienne Graves (7)	158,170	*
Donald Rindell (8)	167,109	*
Anthony Altig (9)	255,430	*
Brock Wright (10)	970,467	1.8%
Thomas N. Davidson, Jr. (11)	377,164	*
Joseph Jensen (12)	575,398	1.1%

All directors and executive officers as a group (10 persons)(13)	6,199,425	11.6%

*     Represents beneficial ownership of less than 1%.

(1)	Based solely on the most recently available form 13G filed with the SEC on August 5, 2016, AWM Investment Company, Inc. has sole voting and investment power over 7,277,250 shares. AWM Investment Company, Inc. is a Delaware corporation and the address of AWM Investment Company, Inc. is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(2)	Based solely on the most recently available Schedule 13G filed with the SEC on February 12, 2016, First Light Asset Management, LLC has shared voting power as to 3,761,436 shares and shared dispositive power as to 3,761,436 shares. Mathew P. Arens is also deemed to be the beneficial owner of these shares because of his position as managing member and majority owner of First Light Asset Management, LLC. Mr. Arens has sole voting power as to 207,600 shares, shared voting power as to 3,761,436 shares, sole dispositive power as to 207,600 shares, and shared dispositive power as to 3,761,436 shares. First Light Asset Management, LLC is a Delaware limited liability company and the address of First Light Asset Management and Mr. Arens is 3300 Edinborough Way, Suite 201, Edina, Minnesota 55435.

(3)	Includes (a) 1,220,063 shares subject to options exercisable within 60 days of November 30, 2016; (b) 1,264,111shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Capital Inc.; (c) 44,028 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Securities Inc.; (d) 320,000 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Corp.; and (e) 201,404 shares held by Mr. Vamvakas. Mr. Vamvakas is the Chairman of Greybrook Capital, Inc., which is located at 890 Yonge St., Suite 700 Toronto, Ontario, Canada M4W 3P4.

(4)	Includes 66,666 shares subject to options exercisable within 60 days of December 27, 2016.

(5)	Includes 128,769 shares subject to options exercisable within 60 days of December 27, 2016.

(6)	Includes 154,200 shares subject to options exercisable within 60 days of December 27, 2016.

(7)	Includes 158,170 shares subject to options exercisable within 60 days of December 27, 2016.

(8)	Includes 167,109 shares subject to options exercisable within 60 days of December 27, 2016.

(9)	Includes 167,096 shares subject to options exercisable within 60 days of December 27, 2016.

(10)	Includes 121,992 shares subject to options exercisable within 60 days of December 27, 2016.

(11)	Includes (a) 116,795 shares subject to options exercisable within 60 days of December 27, 2016; (b) 204,079 shares held beneficially by Mr. Davidson through his relationship with Cardinal Crest Partners, 7 Sunrise Cay, Key Largo, Florida 33037; (c) 33,890 shares held by Mr. Davidson Jr.; and (d) 22,400 shares held by Mr. Davidson, Jr.’s spouse.

(12)	Includes 349,998 shares subject to options exercisable within 60 days of December 27, 2016.

(13)	Includes 2,650,858 shares subject to options exercisable within 60 days of December 27, 2016, held on record by the current directors and executive officers.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the applicable proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are TearLab Corp. stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials and Proxy will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials, please notify your broker, direct your written request to TearLab Corp., Investor Relations; 9980 Huennekens St., Suite 100, San Diego, California 92121 or contact TearLab Corp. at (858) 455-6006. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their brokers.

OTHER BUSINESS

Our Board of Directors does not know of any matter to be presented at our Special Meeting which is not listed on the Notice of Special Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card.

By Order of the Board of Directors,

/s/ Elias Vamvakas
Elias Vamvakas
Executive Chairman of the Board

APPENDIX A

CERTIFICATE OF AMENDMENT to the

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TEARLAB CORPORATION

TearLab Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.       The name of the Corporation is TearLab Corporation. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 5, 2002, under the name Vascular Sciences Corporation.

2.       This Certificate of Amendment to the Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Company’s Certificate of Incorporation.

3.       The amendment to the existing Amended and Restated Certificate of Incorporation being effected hereby is to delete the first paragraph of Article IV in its entirety and to substitute in its place the following:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [[fifty-seven million five hundred thousand (57,500,000), of which forty-seven million five hundred thousand (47,500,000)], [twenty-nine million (29,000,000), of which nineteen million (19,000,000)], or [fourteen million seven hundred fifty thousand (14,750,000)], of which nine million five hundred thousand (9,500,000)]*], shares, par value $0.001 per share, shall be common stock (the “Common Stock”) and ten million (10,000,000) shares, par value $0.001 per share, shall be preferred stock (the “Preferred Stock”).

The undesignated 10,000,000 shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the number of shares of any such series. The Board of Directors is also authorized to determine or alter the powers, designations, preferences, rights and restrictions to be imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

A-1

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each [[two (2)], [five (5),] or [ten (10)]*] shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests, in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on The Nasdaq Capital Market as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

4.       This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was approved by written consent of the board of directors and by the stockholders of this Corporation at a meeting thereof duly called and held on [  ], 2017.

5.       This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective immediately upon filing by the Delaware Secretary of State.

****

IN WITNESS WHEREOF, TearLab Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by [_______], its [_______], this [●] day of [●], 2017.

TearLab Corporation
A Delaware corporation

By:
Name:
Title:

* These amendments approve the combination of either two (2), five (5), or ten (10) shares of Common Stock into one (1) share of Common Stock and a proportional reduction in the number of authorized shares of Common Stock to either one-half (1/2), one-fifth (1/5) or one-tenth (1/10) of the shares of Common Stock authorized under the existing Certificate of Incorporation. By these amendments, the stockholders would approve each of the three (3) amendments proposed by the Board of Directors. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. The other two (2) proposed amendments will be abandoned pursuant to Section 242(c) of the Delaware General Corporation Law. The Board of Directors may also elect not to do any reverse split in which case all three (3) proposed amendments will be abandoned. In accordance with the resolutions to be adopted by the stockholders, the Board of Directors will not implement any amendment providing for a different split ratio.

A-2

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TearLab Corporation

2017 Special Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TearLab CORPORATION

The undersigned stockholder of TearLab Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated January 3, 2017 (the “Special Meeting”), and hereby appoints Joseph Jensen and Wes Brazell, each the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of TearLab Corporation that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting to be held on Thursday, February 23, 2017 at 8:00 a.m., Central Time, and at any adjournment or postponement thereof, with the same force and effect as if the undersigned was personally present at the Special Meeting. The shares represented by this Proxy shall be voted in the manner set forth hereon.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL LISTED ON THE REVERSE SIDE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors recommends you

vote FOR the following proposal:

1.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, to effect, at the discretion of the Board of Directors: (i) a reverse stock split of all of the outstanding shares of the Company’s common stock and those shares held by the Company in treasury stock, if any, in a ratio of either one-for-two, one-for-five, or one-for ten, with the final split ratio to be determined by the Board of Directors, in its sole discretion; and (ii) a reduction in the total number of authorized shares of common stock from 95,000,000 to either 47,500,000, 19,000,000, or 9,500,000, based on the final split ratio selected by the Board of Directors, in its sole discretion.	For [ ]	Against [ ]	Abstain [ ]

1.	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.	[ ]

(see reverse for instructions)

	Yes	No

Please indicate if you plan to attend this meeting	[ ]	[ ]

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date